NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ACCORDINGLY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE BE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AIR INDUSTRIES GROUP THAT SUCH REGISTRATION IS NOT REQUIRED.

No. AIRI- Principal Amount: $____	Issue Date: December __, 2016

8% Subordinated Convertible Note due November 30, 2018

                   FOR VALUE RECEIVED, AIR INDUSTRIES GROUP, a Nevada corporation (the “Company”) hereby promises to pay to the order of ________ or assigns (the "Holder"), without demand, the sum of _______ Dollars ($_____), together with accrued interest on the unpaid principal amount thereof, on November 30, 2018 (the "Maturity Date"), or such earlier date as the same may become due as provided in Section 3 hereof.

Interest on the unpaid principal amount of this Note shall be payable at the rate of eight percent (8%) per annum, in cash, or if the Company is prohibited by applicable law or the holder of the Senior Indebtedness from paying interest in cash, or otherwise elects to do so, the Company may pay interest at the rate of twelve percent (12%) per annum in the form of additional notes having the same terms and conditions as this Note, on the last day of February, May, August and November of each year (each an “Interest Payment Date”) from the date of issuance or the most recent Interest Payment Date until the principal and accrued interest hereon has been paid in full. Upon the occurrence and continuation of an Event of Default (as defined in Section 3 below), interest shall accrue and be payable in cash at the rate of 12% per annum. Interest on this Note shall be calculated based upon a year consisting of 365 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

This Note is one of a series of the Company’s two-year 8% subordinated convertible notes due November 30, 2018 (together with any other Notes issued as contemplated by this Note, the “Notes”).

           This Note may be prepaid in whole or in part at any time but only with the prior consent of the Holder.  All payments made pursuant to this Note shall be applied first to reimbursable expenses, interest accrued, if any, and then principal.

The following is a statement of rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.           Subordination.    (a)           This Note will be subordinate and inferior to the Company’s Senior Indebtedness (as hereinafter defined).  The Company for itself, its successors and assigns, covenants and agrees and the Holder of this Note, for himself, his successors and assigns, by his acceptance of this Note likewise covenants and agrees that, to the extent provided below, the payment of all amounts due pursuant to this Note is hereby expressly subordinated and junior in right of payment to the extent and in the manner hereinafter set forth, to the Company’s Senior Indebtedness.  As used herein, the term “Senior Indebtedness” shall mean the principal of, and interest and premium, if any, on any and all, (i) indebtedness of the Company for borrowed money or obligations with respect to which the Company is a guarantor, to banks, insurance companies, or other financial institutions or entities regularly engaged in the business of lending money, in each case as in effect as of the date hereof (other than the Notes), or as may be borrowed hereafter, including without limitation, indebtedness incurred by one or more of the Company’s subsidiaries under the Amended and Restated Revolving Credit, Term Loan, Equipment Line and Security Agreement, dated as of June 27, 2013 among Air Industries Machining, Corp., Welding Metallurgy, Inc., Nassau Tool Works, Inc.,  Woodbine Products Inc., Eur-Pac Corporation, Electronic Connection Corporation, AMK Welding, Inc., The Sterling Engineering Corporation, and PNC Bank, National Association, as agent for the various lenders named therein, as amended as of the date hereof (the “Loan Agreement”), the payment of which has been guaranteed by the Company and Air Realty Group, LLC (the “Guarantors”), (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a Guarantor, provided that such indebtedness issued in exchange for or to refinance Senior Indebtedness or arising from the satisfaction of Senior Indebtedness by a Guarantor is on commercially reasonable terms as of the date of incurrence not to exceed the principal amount under such Senior Indebtedness and provided further that the Company provides the Holder with prior written notice of such action.

(b)           Upon the acceleration of any Senior Indebtedness or upon the maturity of all or any portion of the principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all such Senior Indebtedness which has been so accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Company or any person acting on behalf of the Company on account of any obligations evidenced by this Note.

(c)           The Company shall not pay any principal portion of this Note, or interest accrued hereon, if at such time there exists a Blockage Event (as hereafter defined) and written notice thereof has been given to the Company and the Holder by the holders of the Senior Indebtedness.

(d)           A “Blockage Event” is deemed to exist for the period of time commencing on the date of receipt by the Holder of written notice of the occurrence of a Default or an Event of Default (as defined in the instruments evidencing the Senior Indebtedness), provided that the failure to pay accrued interest on this Note or the other Notes when due shall not give rise to a Blockage Event in the absence of another Default or Event of Default, which notice shall specify such Default or Event of Default, and ending on:

(i)           the date such Default or Event of Default under the Senior Indebtedness, as applicable, is cured or waived, provided that such Default or Event of Default is the result of the failure to pay any amount due thereunder; or

(ii)           in the case of any other Default or Event of Default under the Senior Indebtedness, the earlier of (A) the date on which Holder has received written  notice of such Default or Event of Default shall have been cured or waived and (B) the date that is 365 days after the occurrence of such Default or Event of Default, provided that a Blockage Event with respect to a single specified Default or Event of Default may be deemed to occur only once for each twelve-month period, provided, further, that no Default or Event of Default that existed at the commencement of, or during the pendency of, a Blockage Event shall serve as the basis for the institution of any subsequent Blockage Event.

A Blockage Event shall not be deemed to have existed during the period of time commencing on the date upon which the holder of this Note or holders of other Notes accelerate payment of the principal amount of this Note or such other Notes as a result of any Event of Default hereunder or under such other Notes and ending on the 365th day after written notice of such acceleration given by the holder or such other holders to the Company and the holders of the instruments evidencing the Senior Indebtedness; provided that in no event shall the Company pay the holder of this Note or the holders of any other Notes the principal amount so accelerated if a Blockage Event then exists until the Senior Indebtedness has been paid in full.

(e)           At any time there exists a Blockage Event, (i) the Company shall not, directly or indirectly, make any payment of any part of this Note, (ii) the Holder shall not demand or accept from the Company or any other person any such payment or cancel, set-off or otherwise discharge any part of the indebtedness represented by this Note, and (iii) neither the Company nor the Holder shall otherwise take or permit any action prejudicial to or inconsistent with the priority position of any holder of Senior Indebtedness over the Holder of this Note.

(f)           No right of any holder of Senior Indebtedness to enforce the subordination provisions of this obligation shall be impaired by any act or failure to act by the Company or the Holder or by their failure to comply with this Note or any other agreement or document evidencing, related to or securing the obligations hereunder.  Without in any way limiting the generality of the preceding sentence, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment of any Senior Indebtedness provided that such change does not materially impact Holder in an adverse manner; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Indebtedness; (iii) release any person or entity liable in any manner for the collection of any Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company or any other person or entity.

(g)           In the event that the Company shall make any payment or prepayment to the Holder on account of the obligations under this Note which is prohibited by this Section, such payment shall be held by the Holder, in trust for the benefit of, and shall  be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts and priorities of Senior Indebtedness held by them) to the extent necessary to pay all Senior Indebtedness due to such holders of Senior Indebtedness in full in accordance with its terms (whether or not such Senior Indebtedness is due and owing), after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(h)           After all Senior Indebtedness indefeasibly is paid in full and until the obligations under the Note are paid in full, the Holder shall be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness.  For purposes of such subrogation, no payments or distributions to holders of such Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section and no payment over pursuant to the provisions of this Section to holders of such Senior Indebtedness by the Holder, shall, as between the Company, its creditors other than holders of such Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of such Senior Indebtedness, it being understood that the provisions of this Section are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness, on the one hand and the Holder, on the other hand.

(i)           In any insolvency, receivership, bankruptcy, dissolution, liquidation or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Company under any bankruptcy or insolvency law or laws relating to relief of debtors, to compositions, extensions or readjustments of indebtedness:

(i)           the claims of any holders of Senior Indebtedness against the Company shall be paid indefeasibly in full in cash or such payment shall have been provided for in a manner acceptable to the holders of at least a majority of the then outstanding principal amount of the Senior Indebtedness before any payment is made to the Holder;

(ii)           until all Senior Indebtedness is indefeasibly paid in full in cash or such payment shall have been provided for in a manner acceptable to the holders of at least a majority of the then outstanding principal amount of the Senior Indebtedness before any payment is made to the Holder, any distribution to which the Holder would be entitled but for this Section shall be made to holders of Senior Indebtedness, except for distribution of securities issued by the Company which are subordinate and junior in right of payment to the Senior Indebtedness; and

           (iii)           the holders of Senior Indebtedness shall have the right to enforce, collect and receive every such payment or distribution and give acquittance therefor.  If, in or as a result of any action case or proceeding under Title 11 of the United States Code, as amended from time to time, or any comparable statute, relating to the Company, the holders of the Senior Indebtedness return, refund or repay to the Company, or any trustee or committee appointed in such case or proceeding receive any payment or proceeds of any collateral in connection with such action, case or proceeding alleging that the receipt of such payments or proceeds by the holders of the Senior Indebtedness was a transfer voidable under state or federal law, then the holders of the Senior Indebtedness shall not be deemed ever to have received such payments or proceeds for purposes of this Note in determining whether and when all Senior Indebtedness has been paid in full and the Company shall pay or cause to be paid, and the Holder shall be entitled to receive any such funds, proceeds or collateral to satisfy all amounts due hereunder.  In the event the holders of Senior Indebtedness receive amounts in excess of payment in full (cash) of amounts outstanding in respect of Senior Indebtedness (without giving effect to whether claims in respect of the Senior Indebtedness are allowed in any insolvency proceeding), the holders of Senior Indebtedness shall pay such excess amounts to the Holder.

(k)           By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section.

2.           Conversion At the Option of the Holder.

                          (a) (1) The Holder shall have the option at any time while this Note remains outstanding to convert the unpaid principal amount and accrued interest thereon into shares of the Company’s Common Stock at a conversion price of $2.63 per share, subject to adjustment as provided in Section 2(c) below (the “Conversion Price”). The number of shares of Common Stock issuable upon any conversion of this Note shall equal the outstanding principal amount of this Note to be converted, plus the amount of any accrued but unpaid interest on this Note through the date (the “Conversion Date”) the Company receives a notice of conversion in the form of Schedule I annexed hereto (a “Conversion Notice”), divided by the Conversion Price on the Conversion Date.  The Holder shall effect conversions under this Section 2(a)(1) by delivering to the Company a Conversion Notice, together with a schedule in the form of Schedule II annexed hereto (the “Conversion Schedule”).  If the Holder is converting less than all of the principal amount of this Note, the Company shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount (and accrued interest) which has not been converted.

                          (2) Upon conversion of this Note, the Company shall promptly (but in no event later than three (3) trading days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the shares of Common Stock issuable upon such conversion (the “Conversion Shares”).  The Holder, or any person so designated by the Holder to receive the Conversion Shares, shall be deemed to have become holder of record of such Conversion Shares as of the Conversion Date.  The Company shall, upon request of the Holder, use its reasonable best efforts to deliver the Conversion Shares electronically through DTC.

             (3) The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder.  Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a new Note representing the remaining outstanding principal amount; provided that the cancellation of the original Note shall not be deemed effective until a certificate for the Conversion Shares is delivered to the Holder, or the Holder or its designee receives a credit for the Conversion Shares to its balance account with DTC through its Deposit Withdrawal Agent Commission System.  The Holder shall deliver the original Note to the Company within thirty (30) days after the conversion of the entire Note hereunder, provided, that the Holder’s failure to so deliver the original Note shall not affect the validity of such conversion or any of the Company’s obligations under this Note, and the Company’s sole remedy for the Holder’s failure to deliver the original Note shall be to obtain an affidavit of lost Note from the Holder.

             (4) The Company’s obligations to issue and deliver Conversion Shares upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares (other than such limitations contemplated by this Note).

             (5)   If by the fifth (5th) trading day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Conversion Shares in such amounts and in the manner required pursuant to Section 2(a)(2), then the Holder will have the right to rescind such conversion.

              (6)   If by the third (3rd) trading day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Conversion Shares in such amounts and in the manner required pursuant to Section 2(a)(2), and if after such third (3rd) trading day the holder purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “buy-in”), then the Company shall, at the option of the Holder (in his or its sole discretion), either (i) pay cash to the Holder (in addition to any other remedies available to or elected by the Holder) in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “buy-in price”), at which point the Company’s obligation to deliver such certificate (and to issue such common stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such common stock and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (a) such number of shares of common stock, times (b) the closing price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

             (7) Each certificate for Conversion Shares shall bear a restrictive legend and any certificate issued at any time in exchange or substitution for any certificate bearing such legend, shall also bear such legend.

(b)  No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note.   As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the volume weighted average price on the Conversion Date or round up to the next whole share.

(c)  Adjustments to Conversion Price.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 2(c).

                             (1) Stock Dividends and Splits.  If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution of Common Stock on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section shall become effective immediately after the effective date of such subdivision or combination.

                               (2)  Pro Rata Distributions.  If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in Section 2(c)(1)(i)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Conversion Shares for which this Note could have been converted immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property.

                               (3) Fundamental Changes.  If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which this Note may be converted immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible into a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

                     (4) Calculations.  All calculations under this Section 2(c) shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                      (5) Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 2D, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

                      (6) Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the holders of the Notes a notice describing the material terms and conditions of such transaction, at least twenty (20) trading days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the holders of the Notes are given the practical opportunity to convert the Notes prior to such time so as to participate in or vote with respect to such transaction.

             3.        Events of Default.

              (a)  The occurrence of any of the following events shall constitute a default ("Event of Default"):

                    (i)  Failure to Pay Principal or Interest. The Company fails to pay any installment of principal, interest or other sum due under this Note within ten days after the same becomes due, including without limitation the failure to pay due to the existence of a Blockage Event.

                   (ii)    Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Company is not dismissed within sixty (60) days of appointment.

                   (iii)    Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against Company are not dismissed within sixty (60) days of initiation.

            (b) Upon the occurrence and during the continuance of any Event of Default, upon notice to the Company and the holders of the Senior Indebtedness, the holders of a majority of the unpaid principal amount of the Notes then outstanding may demand the payment of the unpaid principal amount of the Notes, which together with all interest accrued thereon and other amounts payable hereunder shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, subject to the provisions of Section 1(a) hereof, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

           4.           Pro Rata Treatment of Noteholders.    Each payment or prepayment of principal of this Note shall be made to the holder of the Notes pro rata in accordance with the respective unpaid principal amounts of such holders’ respective Notes.  Each payment of interest on the Notes shall be made to the holders of the Notes pro rata in accordance with the amounts of interest due and payable to such holders under such holders’ respective Notes.  Each distribution of cash, property, securities or other value received by the holders of the Notes in respect of the indebtedness outstanding under the Notes, after payment of collection and other expenses as provided in the Notes, shall be apportioned to such holders pro rata in accordance with the respective unpaid principal amounts of and interest on such holders’ respective Notes.

5.          Note Register. The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of Notes.  Upon any transfer of this Note in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Note register.

6.          Record Owner. The Company may deem the person in whose name this Note shall be registered upon the registry books of the Company to be, and may treat such person as, the absolute owner of this Note, and the Company shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid or the conversion so made.

             7.          Miscellaneous.

             (a)           Waiver. The holders of a majority of the unpaid principal amount of the Notes then outstanding may waive any provision or term of this Note. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

             (b)           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii)deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company to: Air Industries Group, 360 Motor Parkway, Suite 100, Hauppauge, New York 11788, Attn: Daniel R. Godin, President and CEO,  facsimile: (631) 206-9152, with a copy by  facsimile only to: Eaton & Van Winkle LLP, Three Park Avenue, 16th floor, New York, NY 10016,  Attn: Vincent J. McGill, Esq., facsimile: (212) 779-9928, and (ii) if to the Holder, at the address(es) set forth in the Securities Purchase Agreement.

             (c)           Terms.   The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

             (d)           Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

             (e)           Expenses. The Company shall reimburse Holder for all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred in connection with (i) drafting, negotiating, executing and delivering any amendment, modification or waiver of, or consent with respect to, any matter relating to the rights of Holder hereunder and (ii) enforcing any provisions of this Note and/or collecting any amounts due under this Note.

             (f)           Governing Law.   This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

             (g)       Savings Clause.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by an authorized officer as of the day set forth above.

AIR INDUSTRIES GROUP By: _____________________________ Daniel R. Godin President and Chief Executive Officer

Schedule I

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of the 8% Subordinated Convertible Note (the “Note”) into shares of common stock, par value $0.001 per share (the “Common Stock”), of AIR INDUSTRIES GROUP, a Nevada corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be converted (including accrued but unpaid interest thereon)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Principal amount of Note owned subsequent to Conversion

Name of Holder

By
Name:
Title:

Schedule II

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions of the 8% Subordinated Convertible Note issued by AIR INDUSTRIES GROUP

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion